Exhibit 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS

THIRD QUARTER 2011 RESULTS

FRANKLIN, Tenn. — (November 1, 2011) — Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC), the bank holding company of Tennessee Commerce Bank (the “Bank”), today reported financial results for the nine months ended September 30, 2011.  The Company reported a net loss of $120.0 million for the nine months ended September 30, 2011 or $9.83 per diluted common share.

The net loss for the nine months ended September 30, 2011 was primarily driven by a $92.6 million charge to provision expense during the third quarter.  The increased provision expense is in large part due to preliminary loan losses of $76.3 million combined with $12.1 million of specific reserves on classified loans identified by examiners from the Federal Deposit Insurance Corporation (the “FDIC” and the Tennessee Department of Financial Institutions during their regulatory joint examination started on September 26, 2011, and which is still in progress.  The provision charges made in the third quarter relate to events that occurred in the second quarter.  As a result, we will be restating our second quarter results and amending our second quarter form 10-Q and Bank Call Report to reflect these charges and until such restatement is complete, such second quarter financial statements should not be relied upon.

Total assets decreased $262.3 million or 18.0% compared to the quarter ended December 31, 2011.  The decrease in assets was mainly attributable to decreases of $215.6 million or 17.5% in loans, $33.7 million in securities available-for-sale, $16.1 million or 52.6% in repossessed assets offset by increases in cash and cash equivalents of $10.7 million or 51.4% and $12.9 million or 81.7% in other real estate owned.

Total deposits decreased $149.8 million or 11.5% compared to the fourth quarter of 2010.  The decrease in deposits was mainly due to savings accounts which decreased $143.3 million or 46.05% while non-interest bearing accounts increased $16.3 million or 63.8%.

As it relates to the debt previously contracted transaction on two banks that we disclosed last quarter, we initially disclosed the valuations from both banks to be $30 million as of March 31, 2011.  Since then credit quality at both banks has deteriorated and another independent third party valuation resulted in a lower valuation of $7.8 million as of September 9, 2011 for 100% of both banks. The Bank currently has a 46.0% interest in Farmers Bancorp, Inc., the parent of Farmers Bank of Lynchburg and a 27.1% interest in Commerce Bancshares, Inc. the parent of Peoples State Bank of Commerce.

As previously disclosed and as a result of the Bank entering into a written agreement with the FDIC during the second quarter, the Bank has to achieve and maintain a tier 1 leverage capital ratio of 8.50%, a tier 1 risk based capital ratio of 10.00% and a total risk based capital ratio of 11.50% by no later than December 31, 2011.  As a result of the reported net loss through the nine months ended September 30, 2011 the Bank has a tier 1 leverage ratio of 0.95%, a tier 1 risk based capital ratio of 1.17% and a total risk based capital ratio of 2.34%.  The holding company had a tier 1 leverage ratio of 0.42%, a tier 1 risk based capital ratio of 0.52% and a total risk based capital ratio of 1.04%.  For purposes of the Prompt Corrective Action “PCA” provisions of the Federal Deposit Insurance Act (the “FDIA”), the Bank will be classified as critically undercapitalized upon the filing of the September 30, 2011 Call Report.  Critically undercapitalized is the lowest category under the PCA spectrum resulting in mandatory actions by the regulators and mandatory restrictions on the Bank’s operations. Under the FDIA, depository institutions that are “critically undercapitalized” can be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless they raise sufficient capital, merge with another financial institution, or the FDIC determines and documents that “other action” would better achieve the purposes of the PCA capital requirements (12 U.S.C. § 1831o).

The Bank remains a member of the FDIC, and deposits at the Bank remain insured by the FDIC up to the legal maximum insurance limit – currently $250,000 per depositor, per deposit category.  Our customer service staff can help depositors with any questions about the mechanics of FDIC deposit insurance.

Due to the results of the third quarter, the Corporation is retaining Macquarie Capital (U.S.A.) Inc. to assist in evaluating all possible strategic alternatives. FIG Partners will also participate with Macquarie Capital in assisting in the Company’s strategic transactions. The management team of Tennessee Commerce Bancorp, Inc. will host a conference call today at 1:00 PM CT to discuss the results for the quarter.

Third Quarter Conference Call

Schedule this webcast into MS-Outlook calendar (click open when prompted):

http://apps.shareholder.com/PNWOutlook/t.aspx?m=50552&k=748DE86A

Toll-free:     877-312-8781

Conference ID: 24461851

Listen via Internet: http://investor.shareholder.com/media/eventdetail.cfm?eventid=105022&CompanyID=ABEA-2G5D9Z&e=1&mediaKey=B8DF282067CD208270C595F65354F2C4

Conference ID number: 24461851

Tennessee Commerce will provide an online, real-time webcast and rebroadcast of its third quarter earnings conference call to be held at 2:00 p.m. Eastern on November 1, 2011.  The live broadcast will be available online at http://www.tncommercebank.com under the Investor Relations tab.

An audio replay of the conference call will be available approximately two hours after the call’s completion on our website at http://www.tncommercebank.com under the Investor Relations tab or by dialing one of the following Dial-In Numbers and the Conference ID shown below:

Encore Dial In #: (855) 859-2056 Encore Dial In #: (404) 537-3406

The recording will be available from: 11/01/2011 17:00 to 11/07/2011 23:59 Conference ID number: 24461851

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking office is located in Franklin, Tennessee. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our regional economy and non-GAAP financial measures. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “outlook,” “estimate,” “continue,” “predict,” “project”, “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, the resolution of our recent regulatory examination, the effects of future economic, business and market conditions and changes, domestic and foreign, that may affect general economic conditions, governmental monetary and fiscal policies, negative developments in the financial services industry and U.S. and global credit markets, fluctuations in interest rates, changes in accounting policies, rules and practices,  other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date of this press release, and Tennessee Commerce undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release. Tennessee Commerce is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

TENNESSEE COMMERCE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands, except per share data)	2011	2010
Interest income
Loans, including fees	$45,296	$58,102
Securities	3,934	2,492
Federal funds sold	135	37
Total interest income	49,365	60,631

Interest expense
Deposits	18,893	20,306
Other	899	1,400
Total interest expense	19,792	21,706

Net interest income	29,573	38,925

Provision for loan losses	111,517	16,243

Net interest income after provision for loan losses	(81,944)	22,682

Non-interest income
Service charges on deposit accounts	43	90
Securities (loss) gains	(10,579)	734
Gain on sale of loans	63	475
Loss on repossession	(13,778)	(3,998)
Other	778	5,575
Total non-interest (loss) income	(23,473)	2,876

Non-interest expense
Salaries and employee benefits	6,320	8,235
Occupancy and equipment	1,412	1,474
Data processing fees	1,740	1,529
FDIC expense	2,696	2,349
Professional fees	2,215	2,286
Other	6,195	5,666
Total non-interest expense	20,578	21,539

(Loss) income before income taxes	(125,995)	4,019

Income tax (benefit) expense	(7,153)	1,503
Net (loss) income	(118,842)	2,516
Preferred dividends	(1,131)	(1,125)

Net (loss) income available to common shareholders	$(119,973)	$1,391

Earnings (loss) per share (EPS):
Basic EPS	$(9.83)	$0.20
Diluted EPS	(9.83)	0.20

Weighted average shares outstanding:
Basic	12,203,855	6,871,025
Diluted	12,203,855	6,871,025

TENNESSEE COMMERCE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2011 AND 2010 (UNAUDITED) AND DECEMBER 31, 2010

	September 30,	December 31,	September 30
(Dollars in thousands, except per share data)	2011	2010	2010
ASSETS
Cash and due from banks	$7,069	$6,521	$17,693
Federal funds sold	24,328	14,214	8,005
Cash and cash equivalents	31,397	20,735	25,698

Securities available for sale	93,964	127,650	79,242

Loans	1,014,188	1,229,811	1,241,669
Allowance for loan losses	(35,696)	(21,463)	(21,742)
Net loans	978,492	1,208,348	1,219,927

Premises and equipment, net	2,029	2,335	2,397
Accrued interest receivable	4,105	8,746	8,395
Restricted equity securities	2,459	2,459	2,169
Income tax receivable	271	418	—
Bank-owned life insurance	28,477	27,969	27,775
Invesment in Peoples State Bank of Commerce	1,100	—	—
Investment in Farmers Bank	1,720	—	—
Other real estate owned	15,759	2,888	1,975
Repossessions	14,531	30,635	32,747
Other assets	16,593	20,983	19,745
Total assets	$1,190,897	$1,453,166	$1,420,070

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing	$41,755	$25,486	$25,942
Interest-bearing	1,107,492	1,273,565	1,235,063
Total deposits	1,149,247	1,299,051	1,261,005

Accrued interest payable	1,869	1,408	1,562
Accrued dividend payable	944	187	188
Short-term borrowings	1,571	—	—
Other liabilities	10,597	7,762	7,856
Long-term subordinated debt and other borrowings	23,198	25,421	25,621
Total liabilities	1,187,426	1,333,829	1,296,232
Shareholders’ equity

Preferred stock, 1,000,000 shares authorized; 30,000 shares of $0.50 par value Fixed Rate Cumulative Perpetual, Series A issued and outstanding at September 30, 2011, December 31, 2010 and September 30, 2010	15,000	15,000	15,000
Common stock, $0.50 par value; 20,000,000 shares authorized at September 30, 2011, December 31, 2010 and September 30, 2010; 12,224,578, 12,194,884 and 12,194,884 shares issued and outstanding at September 30, 2011, December 31, 2010 and September 30, 2010, respectively	6,107	6,097	6,097
Common stock warrant	453	453	453
Additional paid-in capital	84,949	84,391	84,388
Retained earnings	(101,972)	18,000	17,447
Accumulated other comprehensive loss	(1,066)	(4,604)	453
Total shareholders’ equity	3,471	119,337	123,838

Total liabilities and shareholders’ equity	$1,190,897	$1,453,166	$1,420,070

TENNESSEE COMMERCE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

ASSET QUALITY INFORMATION

FOR THE PERIOD ENDED SEPTEMBER 30, 2011 AND YEARS ENDED DECEMBER 31, 2010, 2009 & 2008

	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except ratios)	2011	2010	2009	2008
Allowance for loan losses:
Allowance for loan loss beginning of the period	$21,463	$19,913	$13,454	$10,321
Charge-offs	97,973	18,868	26,085	6,099
Recoveries	689	407	1,505	121
Net charge-offs	97,284	18,461	24,580	5,978
Provision for loan losses	111,517	20,011	31,039	9,111
Allowance for loan losses, end of period	$35,696	$21,463	$19,913	$13,454

General Reserve Trends:
Allowance for loan losses, end of period	$35,696	$21,463	$19,913	$13,454
Specific reserves	12,112	9,610	6,580	11,603
General reserves	$23,584	$11,853	$13,333	$1,851

Total loans	$1,014,188	$1,229,811	$1,171,301	$1,036,725
Impaired commercial loans	97,004	45,552	28,547	10,789
Impaired real estate loans
Construction	10,168	4,096	11,367	—
1-4 Family	4,413	5,581	671	20
Other	56,899	32,474	508	783
Consumer	—	—	—	11
Total impaired loans	168,484	87,703	41,093	11,603
Non impaired loans	$845,704	$1,142,108	$1,130,208	$1,025,122

Asset Quality Ratios:
Net charge-offs as a % of total assets (year-to-date)	8.17%	1.25%	1.96%	0.57%
Allowance for loan losses as a % of period end loans	3.52%	1.75%	1.70%	1.30%
General reserves as a % of non-impaired loans	2.79%	1.04%	1.18%	0.18%

Non-performing assets:
Nonaccrual loans	106,124	52,315	19,151	11,603
Troubled debt	6,105	1,705	109	668
Total non-performing loans (1)	112,229	54,020	19,260	12,271
Loans past due 90 days or more	7,502	3,608	1,328	18,788
Repossessions	14,531	30,635	24,440	15,395
Other real estate owned	15,759	2,888	814	5,764
Total non-performing assets (2)	150,021	91,151	45,842	52,218
Percentage of non-performing loans to period end loans	11.07%	4.39%	1.64%	1.18%
Percentage of non-performing assets to period end loans	14.79%	7.41%	3.91%	5.04%
Percentage of non-performing assets to period end assets	12.60%	6.27%	3.31%	4.29%

Impaired Commercial Loan Portfolio Information
Remaining principal balance	$97,004	$45,552	$28,547	$10,789
Specific reserve	2,857	8,160	5,080	2,978
Book value, after specific reserve	$94,147	$37,392	$23,467	$7,811

Impaired Real Estate loans - Construction
Remaining principal balance	$10,168	$4,096	$11,367	$—
Specific reserve	4,092	950	400	—
Book value, after specific reserve	$6,076	$3,146	$10,967	$—

Impaired Real Estate loans - 1 - 4 Family
Remaining principal balance	$4,413	$5,581	$671	$20
Specific reserve	470	500	—	6
Book value, after specific reserve	$3,943	$5,081	$671	$14

Impaired Real Estate loans - Other
Remaining principal balance	$56,899	$32,474	$508	$783
Specific reserve	4,693	—	100	216
Book value, after specific reserve	$52,206	$32,474	$408	$567

Impaired Consumer loans
Remaining principal balance	$—	$—	$—	$11
Specific reserve		—	—	3
Book value, after specific reserve	$—	$—	$—	$8

(1) Non-Performing loans are comprised of Nonaccrual Loans and Troubled Debt

(2) Non-Performing Assets are comprised of Nonaccruals, 90 + Days Past Due and ORE